 Exhibit 99.1

Enservco Receives Extension from NYSE American Regarding Cure Period for Low Stock Price

DENVER, April 21, 2020 (GLOBE NEWSWIRE) -- Enservco Corporation (NYSE American: ENSV), a diversified national provider of specialized well-site services to the domestic onshore conventional and unconventional oil and gas industries, today announced that the NYSE American has extended the period during which the Company can cure its low stock price beyond the previous May 6, 2020, deadline so that the Company can seek shareholder approval for a reverse stock split at its June 26, 2020, annual meeting.  In November 2019 the NYSE American notified Enservco that the Company’s common stock had been selling for a low price per share for a substantial period of time and that continued NYSE American listing was predicated on the Company effecting a reverse stock split of its Common Stock or otherwise demonstrating sustained price improvement no later than May 6, 2020.

About Enservco

Through its various operating subsidiaries, Enservco provides a wide range of oilfield services, including hot oiling, acidizing, frac water heating, and related services.  The Company has a broad geographic footprint covering seven major domestic oil and gas basins and serves customers in Colorado, Montana, New Mexico, North Dakota, Oklahoma, Pennsylvania, Ohio, Texas, Wyoming and West Virginia. Additional information is available at www.enservco.com

Cautionary Note Regarding Forward-Looking Statements

This news release contains information that is "forward-looking" in that it describes events and conditions Enservco reasonably expects to occur in the future. Expectations for the future performance of Enservco are dependent upon a number of factors, and there can be no assurance that Enservco will achieve the results as contemplated herein. Certain statements contained in this release using the terms "may," “intends,” "expects to," and other terms denoting future possibilities, are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, which are beyond Enservco's ability to predict, or control and which may cause actual results to differ materially from the projections or estimates contained herein. Among these risks are those set forth in Enservco’s annual report on Form 10-K for the year ended December 31, 2019, and subsequently filed documents with the SEC.  Forward looking statements in this news release that are subject to risk include the Company’s ability to gain shareholder approval for a reverse stock split and to regain compliance with the NYSE American’s listing requirements. It is important that each person reviewing this release understand the significant risks attendant to the operations of Enservco.  Enservco disclaims any obligation to update any forward-looking statement made herein, except as required by law.

Contact:
Pfeiffer High Investor Relations, Inc.
Jay Pfeiffer
Phone: 303-880-9000
Email: jay@pfeifferhigh.com